EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Nuvectra Corporation and subsidiaries dated March 4, 2019 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to the sale of NeuroNexus Technologies, Inc.), appearing in the Annual Report on Form 10-K of Nuvectra Corporation for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Dallas, Texas

May 1, 2019